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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                    FORM 8-K

                                 Current Report

                     Pursuant To Section 13 or 15(d) of the
                         Securities Exchange Act of 1934
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       Date of Report (Date of earliest event reported): February 17, 2005

                             TENNECO AUTOMOTIVE INC.
               (Exact Name of Registrant as Specified in Charter)

           Delaware                      1-12387               76-0515284
(State or other jurisdiction of  (Commission File Number)   (I.R.S. Employer of
 incorporation or organization)                                 Incorpration
                                                             Identification No.)

               500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS            60045
               (Address of Principal Executive Offices)             (Zip Code)

       Registrant's telephone number, including area code: (847) 482-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

/ / Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/ / Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/ / Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/ / Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On February 17, 2005, Tenneco Automotive Inc. entered into the Third Amendment and Waiver (the "Third Amendment") to the Amended and Restated Credit Agreement (the "Senior Credit Agreement") by and among Tenneco Automotive, JPMorgan Chase Bank, N.A., as administrative agent, and the various lenders party thereto. The Third Amendment became effective on February 24, 2005.

     The Third Amendment reduced the interest rate on the term loan B facility and the tranche B-1 letter of credit/revolving loan facility under the Senior Credit Agreement. As amended, borrowings under the term loan B facility and the tranche B-1 letter of credit/revolving loan facility bear interest at an annual rate equal to, at Tenneco Automotive's option, either (i) the London Interbank Offering Rate plus a margin of 225 basis points; or (ii) a rate consisting of the greater of the JP Morgan Chase prime rate or the Federal Funds rate plus 50 basis points, plus a margin of 125 basis points. In connection with the Third Amendment, the company voluntarily prepaid $40 million in principal on the term loan B, reducing it from $396 million to $356 million. This voluntary prepayment will reduce the amortization of the term loan B in forward order, thus eliminating the $1 million quarterly payments that would otherwise be due beginning March 31, 2005 to December 31, 2009, and reduce the $94 million payment to $74 million due March 31, 2010. The prepayment will not effect the remaining $94 million quarterly payments due on June 30, September 30 and December 12, 2010.

     Additional provisions of the Third Amendment (i) amended the definition of EBITDA to exclude up to $60 million in restructuring-related expenses occurring after February 2005, (ii) increased permitted investments to $50 million, (iii) exclude expenses related to the issuance of stock options from consolidated net income, (iv) permit the redemption of up to $125 million of senior secured notes after January 1, 2008 (subject to certain conditions), (v) increase Tenneco Automotive's ability to add commitments under the revolving credit facility by $25 million, and (vi) make other minor modifications.

     Tenneco Automotive incurred approximately $1 million in fees and expenses associated with this amendment, which will be capitalized and amortized over the remaining term of the Senior Credit Agreement. As a result of the Third Amendment and the voluntary prepayment of $40 million under the term loan B, the company expects its interest expense in 2005 will be approximately $6 million lower than what it would otherwise have been.

ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

     See the discussion under Item 1.01, above, which is incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No. Description

99.1 Third Amendment and Waiver, dated February 17, 2005, to the Amended and Restated Credit Agreement dated as of December 12, 2003, by and among Tenneco Automotive Inc., JPMorgan Chase Bank, N.A., as administrative agent, and the various lenders party thereto.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                        TENNECO AUTOMOTIVE INC.

Date: February 24, 2005                         By:  /s/ Kenneth R. Trammell
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                                                     Kenneth R. Trammell
                                                     Senior Vice President and
                                                     Chief Financial Officer